Exhibit 99.1

Press Release

JohnsonDiversey, Inc. Names New CFO

RACINE, WI, November 10, 2004 – JohnsonDiversey, Inc. today announced the naming of Joseph F. Smorada as Executive Vice President and Chief Financial Officer, effective November 15, 2004.

Mr. Smorada joins JohnsonDiversey, Inc. with many years of finance experience in global, public-reporting companies, most recently with Axel Johnson Inc., a $2.6 billion international manufacturing and energy company.

“Joe’s depth of experience as a public company CFO and his expertise in financial controls and oversight make him the ideal fit for JohnsonDiversey,” said President and CEO Greg Lawton. “We’re delighted to have Joe join our senior management team. His financial acumen and success in driving cost efficiencies and compliance will be valuable assets to our organization as we work to further improve our balance sheet, strengthen our internal processes, grow our business and achieve operational excellence.”

Mr. Smorada’s experience includes leadership roles in finance, accounting, internal controls, asset management, restructurings and merger and acquisitions. Joe played a major role in helping Axel Johnson Inc. grow from a $.6 billion company to $2.6 billion. He has also served as a member of the Board and as the financial expert on the Audit Committee of a NASDAQ-traded company for nearly seven years.

“I’m excited to join a company with such a strong heritage and promising future,” Mr. Smorada said. “The global commercial cleaning and hygiene business is a complex and dynamic setting for finance professionals.”

After graduating from the California University of Pennsylvania (where he achieved various academic honors), Mr. Smorada began his career as a plant controller and regional accountant with Continental Can Co., eventually rising to become CFO of several major global companies.

With sales into more than 140 countries, JohnsonDiversey, Inc. is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey, Inc. serves customers in the lodging, food services, retail, health care, food and beverage sectors as well as building service contractors worldwide.

Contacts:	For Media:
John Matthews
Vice President Global Communications
(262) 631-2206
john.matthews@johnsondiversey.com

For Analysts/Investors:
Kathleen Powers
Treasury Director, Global Funding
(262) 631-4001
kathleen.powers@johnsondiversey.com